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                             EMPLOYMENT AGREEMENT
                             --------------------

THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 11th day of March, 1996, by and between RENAL TREATMENT CENTERS, INC. ("Employer"), and Thomas J. Karl ("Employee").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Employment and Duties.  Employer shall employ the Employee and the
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Employee accepts such employment for the Term set forth in Section 3 hereof, on the terms and conditions set forth in this Agreement. During the Term the Employee shall serve as Vice President, Secretary and General Counsel of Employer and shall perform such duties as are normally associated with such position, as well as such other duties as shall reasonably be assigned to him from time to time during the continuance of this Agreement by the President of Employer commensurate with Employee's position as a senior corporate executive. Employee shall devote Employee's best efforts and skills to the business and interests of Employer.

Section 2.  Compensation.  In consideration of the services to be performed by
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Employee hereunder, Employee shall receive:

     2.1 A salary ("Salary") at the rate of at least One Hundred Eighty Thousand Dollars ($180,000) per year. Employee's salary shall be payable in installments consistent with Employer's payroll schedule. Employee's salary shall be reviewed each year on or about January 1st of each calendar year, commencing January 1, 1997 but his salary may not be reduced from the then current level.

     2.2 Employee shall receive such medical, disability, life insurance (containing provisions allowing the beneficiaries of Employee to use the proceeds to, among other things, exercise stock options of Employee) and other similar benefits as are provided by plans made available to other executive officers, provided that at no time during the Term of this Agreement shall any such benefits be terminated or reduced in any manner. All benefits shall begin immediately upon Employee's commencement of employment with Employer and the Employer hereby waives any and all waiting periods.

     2.3 In the discretion of the Compensation Committee, Employee shall be paid an annual incentive bonus (an "Incentive Bonus") with respect to each calendar year of Employer ending during the term of this Agreement. Each Incentive Bonus shall be paid as promptly as practicable after the end of the year for
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which it was earned but in no event more than 15 day after the completion of the audit of Employer's financial statements for such year, and shall be of no less percentage of Employee's salary than is applicable to any other officer of the Employer other than the President and current Executive Vice President and Chief Financial Officer. For purposes of the Incentive Bonus payable in 1997 for Employee's contributions in calendar year 1996, such bonus shall be calculated as if Employee had been employed by Employer for the entire 1996 calendar year and received his full annual salary.

          2.4 Employer shall pay Employee a sign on bonus equal to $36,000 payable within five days from the date that employment commences hereunder.

          2.5 Employer shall provide group life insurance, group accident insurance, group disability income insurance and group health insurance to Employee in the amount and on the terms such insurance is made available to any other executive officer of the Employer.

          2.6 Employer shall reimburse Employee for all business related telephone expenses, mobile or otherwise.

          2.7 Employer deems it necessary to the duties of Employee that he belong to standard and customary bar and legal associations and organizations. Employer shall pay all dues for membership to such associations and organizations and similar obligations required to be paid to remain a member in good standing of the bar association and such associations, and for attendance at legal continuing education courses and seminars.

          2.8 Upon submission of adequate documentation, Employer shall pay to or reimburse Employee all reasonable out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and the like incurred by him in the interest of its business.

          2.9 In the event Employer terminates this Agreement for any reason other than under Sections 3.2, or if Employee's employment terminates by reason of death or disability as described in Section 3.3. hereof or in the event of a Constructive Discharge (as defined in Section 2.10 below) of Employee, then in addition to amounts otherwise payable to Employee, Employer shall pay Employee, within thirty (30) days of the effective date of termination, an amount equal to the portion of Employer's contributions for the benefit of Employee under Employer's Savings Plan, or any other qualified retirement plan of Employer then in effect, that has not vested as of the date of Employee's termination, if any, plus an additional amount sufficient to satisfy Employee's federal or state income tax liability with respect to the foregoing payment and any additional amount

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payable pursuant to this Section 2.9, it being the Employer's intention that
Employee's net after tax position be identical to that which would have been obtained had the Employee had not been subject to any federal or state income tax liabilities with respect to payments made under this Section 2.9. In addition, Employee shall be entitled to participate in the Employer's Savings Plan or any other qualified retirement plan of Employer immediately upon consummation of Employee's employment hereunder and Employer hereby waives any and all waiting periods.

        2.10 In the event Employee is terminated for any reason other than under Sections 3.2, or if Employee's employment terminates by reason of death or disability as described in Section 3.3 hereof or in the event of a Constructive Discharge of Employee, then all unexercisable options granted to Employee under Employer's stock option plans which would otherwise have vested within twelve
(12) months from the date of Employee's termination or which would otherwise have vested during the full Term of this Agreement, whichever is greater, shall be deemed fully vested and exercisable immediately upon Employee's termination. In determining which options shall become immediately exercisable hereunder, the then unexercisable options under each grant of options to Employee shall become exercisable. The foregoing benefit shall be in addition to, and not in lieu of, any similar benefit contained in the Executive Severance Agreement between the Employee and Employer, dated as of March 11, 1996 ( the "Executive Severance Agreement"). For purposes of this Agreement, the term "Constructive Discharge" means a termination of the Employee's employment by the Employee due to a failure of the Employer or its successors without the prior written consent of the Employee to fulfill the obligations under this Agreement in any material respect, including any material change by the Employer in the functions, duties or responsibilities of the Employee's position with the Employer which would reduce the ranking or level, dignity, responsibility, importance or scope of such position.

        2.11 Employee shall have direct participation in stock option awards commencing December 31, 1996 or at the same time as such 1996 awards are granted to, and in amounts no less than, the higher amounts granted to the Vice President and Chief Operating Officer or the Vice President - Finance of the Employer, or such other title as such individuals may hold in the future.

        2.12 Employer agrees to permit Employee to spend one week on site at a dialysis facility to occur within the first two months from the date Employee commences employment hereunder.

        2.13 Employer agrees to grant to the benefit of Employee an extraordinary one time bonus on May 31, 1998 consisting of additional stock options of the Employer's common stock having an exercise price equal to eighty percent of the

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

closing price of the Employer's common stock on the trading day of such stock immediately preceding May 31, 1998. The total number of shares of stock options to be granted, if any, shall equal the following: twenty percent (20%) of the cumulative savings inside non litigation legal expenses derived since the date Employees employment commences hereunder determined by taking the sum of (i) non litigation legal expenses incurred by the Employer for the twelve month period prior to the Employees commencement date hereunder (the "Base") minus non litigation legal expenses incurred during the first anniversary of Employee's commencement date of employment and (ii) the Base minus non litigation legal expenses incurred during the second anniversary of Employee's commencement date of employment. Subsections 2.13(i) and 2.13(ii) shall be calculated on a pro rata basis as a percentage of revenues compared with the Base.

        2.14 Employer agrees to grant on the date hereof for the benefit of Employee stock options to purchase 180,000 shares of the Employer's common stock at an exercise price being the closing price of the Employer's common stock March 11, 1996 with a grant date being March 11, 1996. Such options shall vest beginning September 1, 1996; 33% will vest on September 1, 1996, 33% will vest on December 31, 1997 and 33% will vest on December 31, 1998.

        2.15 Such additional bonuses as shall be determined by the Compensation Committee on an annual basis.

Section 3.  Term.
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        3.1  Commencement.  The term ("Term") of this Agreement shall commence
             ------------
("Commencement Date") on the date between May 1, 1996 and May 31, 1996, as specified by Employee and shall continue thereafter until April 30, 1999, and shall continue thereafter on a year to year basis unless any party provides the other party with at least ninety days prior written notice of termination.

        3.2  Termination for Material Cause.  Employer may terminate this
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Agreement for Material Cause, provided that, before Employer may terminate this
Agreement for Material Cause, Employer must give Employee at least 30 days' advance written notice of its intention to terminate, specifying in detail the cause for termination and the intended termination date. For purposes hereof, the term for "Material Cause" shall mean: (a) conviction of a felony involving moral turpitude relating to the business of Employer which does, in fact, adversely and directly affect the business of Employer; (b) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Employer; (c) repeated failure or refusal by Employee to follow policies or

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

directives reasonably established by the President and Chief Executive Officer of Employer that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (d) persistent willful failure by Employee to fulfill his duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (e) intentional breach by Employee of Section 4.1(b) or Section
4.2 of this Agreement.
Notwithstanding anything set forth in Sections 3.2(c) or Section 3.2(d) shall not constitute "Material Cause" if such termination arose as a result of or constituted a Constructive Discharge.

        3.3  Death and Disability.  This Agreement shall automatically terminate
             --------------------
upon death of Employee. Employer may terminate this Agreement upon written notice in the event that Employee has for the preceding six month period been subject to a physical or mental disability that, even with reasonable accommodation, prevents Employee from adequately performing his regular duties, provided that either: (a) Employee is immediately eligible to receive full disability benefits under the disability insurance provided to him by Employer, or (b) Employer continues to pay Employee's Salary until full disability benefits are received up to a maximum period of one year.

        3.4  Rights and Obligations upon Termination.  Upon termination, this
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Agreement shall be of no further force and effect and neither party shall be of no further force and effect and neither party shall have any further right or obligation hereunder except those specified in this Agreement; provided, however, no termination shall modify or affect the rights and obligations of the parties which have accrued prior to termination; and further provided, however, the rights and obligations of the parties under Section 4 shall survive termination of this Agreement. Notwithstanding anything herein to the contrary, in the event of any termination other than upon death or disability pursuant to
Section 3.3 above, termination following a Change of Control ( as defined in the Executive Severance Agreement) or termination for material uses, Employer of
Section 2.1 for a period of one (1) year or the period consisting of the remaining under this Agreement, whichever is greater.

Section 4.  Information and Competition.
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        4.1 (a)  Information.  Employee recognizes and acknowledges that:
                 -----------
(i) in the course of Employee's employment or continued employment by Employer, it will or may be necessary for Employee to create, use or have access to (A) technical, business, or customer information, materials, or data relating to Employer's present or planned business which has not previously

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

been released to the public either as a result of (1) Employer's authorization, or (2) other dissemination that does not constitute a breach of this Agreement including, but not limited to, confidential information, materials or proprietary data belonging to Employer or relating to Employer's affairs (collectively, the "Confidential Information") and (B) information and materials that concern Employer's business that come into Employee's possession by reason of employment with Employer (collectively, "Business Related Information"); (ii) the Confidential Information and Business Related Information are the property of Employer; (iii) the use, misappropriation or disclosure of the Confidential Information or the Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer's good will and to the maintenance of Employer's competitive position that the Confidential Information and Business Related Information be kept secret and that Employee not disclose the Confidential Information or the Business Related Information to others or use same to Employee's own advantage or the advantage of others.

                (b)  Non-Disclosure.  In recognition of the acknowledgement
                     --------------
contained in Section 4.1(a) above, Employee agrees during the Term and thereafter: (i) not to appropriate or disclose or make available to anyone for use outside of Employer's organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any of the Confidential Information or Business Related Information, whether or not developed by Employee, except as required in the performance of Employee's duties to Employer; (ii) to keep in strictest confidence, both during Employee's employment and subsequent to termination of employment, any as Confidential Information or Business Related Information; and (iii) not to disclose or divulge, or allow to be disclosed or divulged by any person within Employee's control, to any person, firm or corporation, or use directly or indirectly, for Employee's own benefit or the benefit of others, Confidential Information or Business Related Information.

         4.2  Competition. Employee agrees that while an Employee of the
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Employer and for a period of one year after termination of employment Employee:

                (a) will not solicit for employment or employ for his own or for another's benefit any employee, former employee, officer, director or consultant (including, without limitation, physician directors) of Employer; and

                (b) shall not directly on his own behalf or as an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, or advisor of any individual, partnership or corporation or other entity or in any other capacity own, manage, control, operate, invest or acquire an

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interest in or otherwise engage in or act for or on behalf of any person other than Employer engaged in any activity, in the counties of states within the United States and those countries outside the United States in which Employer or any of its subsidiaries during his employment has conducted any material business or in which Employer's customers were located where such activity is similar to and competitive with the activities carried on by Employer or any of its subsidiaries during his employment by Employer or is, directly or indirectly, concerned with soliciting, serving or catering to any of the customers of Employer or its subsidiaries during his employment by Employer for the provision of products or services of a nature offered by Employer during the Term, except the ownership of five percent or less of the issued and outstanding stock of a public company. Notwithstanding the foregoing, Employee may be employed by an entity that engages in businesses (the "Other Business") other than prohibited business if Employer limits his activities to the Other Business. Employee acknowledges that the nature of Employer's activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Employer's place of business and the place of any competitive business.

          4.3  Enforcement.  In the event that any part of this Section 4 shall
               -----------
be held unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity or subject established in accordance with this Section 4 shall be deemed to exceed the maximum area, period of restriction, activity or subject which a court of competent jurisdiction deems enforceable, said area, period of restriction, activities or subjects shall, for the purposes of this Section 4, be reduced to the extent necessary to render them enforceable.

          4.4  Equitable Relief.  Employee agrees that any violation on his part
               ----------------
of any covenant in Section 4 hereof may cause such damage to Employer as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, he agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations of Employee. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions.

          4.5  Indemnification and Payment.  In the event of Employee's
               ---------------------------
violation of any covenant in Section 4, Employee shall indemnify and hold harmless Employer from any loss, liability, cost or expense (including reasonable attorney's fees) arising


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

out of such violation and shall pay over to Employer any tangible benefit received by Employee in connection with such violation.

        4.6  Documents.  Upon the termination of Employee's employment with
             ---------
Employer for any reason, Employee shall promptly deliver to Employer all materials and documents belonging to or concerning Employer or relating to its affairs and, without limiting the foregoing, will promptly deliver to Employer any and all other documents or materials containing or constituting Confidential Information or Business Related Information.

Section 5.  Entire Agreement.  This Agreement supersedes any and all prior
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agreements between the parties and represents the entire understanding of the parties hereto with respect to the employment of Employee and there are no other agreements, warranties or representations except as may be herein provided and set forth in the Stock Option Agreement between the Employer and the Employee, dated as of March 11, 1996 and the Executive Severance Agreement. The parties acknowledge that this Agreement shall not affect any prior, subsequent, or contemporaneous agreements between the parties respecting Employer's confidential information. This Agreement including this Section 5 may not be altered or amended except in writing executed by both parties hereto.

Section 6. Assignment; Benefit. This Agreement is personal and may not be
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assigned except that it shall inure to the benefit of and be binding upon the successors of Employer and personal representatives of Employee.

Section 7.  Applicable Law.  This Agreement shall be governed by the laws of the
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Commonwealth of Pennsylvania.

Section 8.  Notice.  Any notice required or permitted to be given hereunder
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shall be sufficient if in writing and if sent by certified or registered mail to the last address as shall appear on the records of Employer in the case of Employee or to Employer's principal office in the case of Employer.

Section 9.  Waiver.  The waiver by any party of a breach of any provision of
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this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

Section 10.  Jurisdiction.  Employee hereby submits to the jurisdiction of the
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courts of the Commonwealth of Pennsylvania or of the United States Court for the
Eastern District of Pennsylvania in any section or dispute arising out of this Agreement, its interpretation or implementation. With respect to the undersigned submitting to said courts of the Commonwealth of Pennsylvania or of said United States court, Employer agrees that personal jurisdiction over Employee may be obtained by the mailing of a summons or complaint (postage prepaid) to Employee at the last address of Employee as shall appear on the records of Employer.




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

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year set forth above.

                                EMPLOYER:
                                RENAL TREATMENT CENTERS, INC.



                                By:  /s/ Robert T. Mayer, Jr.
                                -----------------------------
                                Title:  CEO
                                        ---------------------

                                EMPLOYEE:
                                /s/ Thomas J. Karl
                                -----------------------------
                                Thomas J. Karl
Witness:


/s/ Frederick C. Jansen
- -------------------------




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